EXHIBIT 99

TXU ENERGY COMPANY LLC

CONDENSED STATEMENT OF CONSOLIDATED INCOME

(Unaudited)

Twelve Months Ended March 31, 2004
(millions of dollars)
Operating revenues	$8,153

Operating expenses:
Cost of energy sold and delivery fees	5,155
Operating costs	672
Depreciation and amortization	392
Selling, general and administrative expenses	638
Franchise and revenue-based taxes	122
Other income	(41)
Other deductions	40
Interest income	(8)
Interest expense and related charges	325

Total costs and expenses	7,295

Income from continuing operations before income taxes	858

Income tax expense	279

Income from continuing operations	579

Loss from discontinued operations, net of tax benefit	(20)

Net income	$559